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                                                                    Exhibit 99.2



                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]





The Board of Directors
Cardiac Science Inc.
1900 Main Street, Suite 700
Irvine, California 92614

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of its opinion letter to the Board of Directors of Cardiac Science Inc. ("Cardiac Science") as Annex C to, and reference thereto under the captions "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS - Have Quinton and Cardiac Science each received an opinion from its respective financial advisor in connection with the transaction? - Cardiac Science" and "THE TRANSACTION - Opinion of Cardiac Science's Financial Advisor" in, the Joint Proxy Statement/Prospectus relating to the proposed transaction involving Cardiac Science and Quinton Cardiology Systems, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of CSQ Holding Company. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                            Very truly yours,


                                            /s/ CIBC World Markets Corp.

                                            CIBC WORLD MARKETS CORP.



New York, New York
April 29, 2005